As filed with the Securities and Exchange Commission on September 5, 2013

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SAFESTITCH MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	11-2962080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4400 Biscayne Boulevard, Miami, Florida 33137

(Address of principal executive offices including zip code)

TRANSENTERIX, INC. 2006 STOCK PLAN, AS AMENDED

(Full title of the plan)

Joshua B. Weingard, Esq.

Chief Legal Officer

SafeStitch Medical, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

(Name and address of agent for service)

(305) 575-4602

(Telephone number, including area code, of agent for service)

With a copy to:

Philip Oettinger, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.001 par value	15,680,775 shares (2)	$0.13	$2,038,501	$278.06

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of SafeStitch Medical, Inc. (the “Registrant”) which become issuable under the TransEnterix, Inc. 2006 Stock Plan, as amended (the “TransEnterix 2006 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Pursuant to the Merger Agreement (as defined below), the Registrant assumed certain outstanding options to acquire common stock of TransEnterix, Inc. under the TransEnterix 2006 Plan, and all of such securities became issuable for shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares pursuant to the exchange ratio of 1.1533 shares of the Registrant’s Common Stock for each share of TransEnterix, Inc. common stock, as provided for in the Merger Agreement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the weighted average exercise price of options outstanding under the TransEnterix 2006 Plan, as adjusted by the exchange ratio set forth in the Merger Agreement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed for the purposes of registering certain shares of common stock, par value $0.001 per share (the “Common Stock”), of SafeStitch Medical, Inc. (the “Registrant,” “we,” “us” or “our”) issuable pursuant to outstanding equity awards assumed by the Registrant in connection with the acquisition of TransEnterix, Inc. (“TransEnterix”).

On August 13, 2013, the Registrant and its wholly owned subsidiary Tweety Acquisition Corp. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TransEnterix. Pursuant to the Merger Agreement, on September 3, 2013 (the “Effective Time”), Merger Sub merged with and into TransEnterix (the “Merger”), with TransEnterix continuing after the Merger as the surviving corporation and a wholly owned subsidiary of the Registrant. Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time, the Registrant assumed the TransEnterix 2006 Plan and certain stock options of TransEnterix granted under the Plan, and such assumed stock options are exercisable (or will become exercisable in accordance with their terms) for and cover, respectively, the Registrant’s Common Stock, subject to the terms and conditions of the underlying award agreements. The aggregate number of the Registrant’s Common Stock to be subject to such assumed stock options will be 15,680,775 shares. The Registrant is filing this Registration Statement to register such shares under the Securities Act.

Part I. INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on April 1, 2013;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed on May 15, 2013;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed on August 14, 2013;

(d) The Registrant’s Current Reports on Form 8-K filed on January 2, 2013, February 28, 2013, March 26, 2013 (other than the information furnished therein pursuant to Item 7.01 of Form 8-K), June 18, 2013 and August 14, 2013;

(e) The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2013 that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(f) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on July 30, 1991 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (together, the “Charter Documents”) contain indemnification provisions that are substantially identical to those contained in the DGCL, and which have been included in furtherance and not in limitation or exclusion of the powers conferred by the DGCL. Additionally, the Charter Documents provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was serving the Registrant as a director, officer, employee or agent against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions contained in the Charter Documents. The Registrant maintains a Director and Officer insurance policy.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant’s Amended and Restated Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

See also the Registrant’s undertakings under Item 9 of this Registration Statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant, as amended, filed as Annex A to the Registrant’s Definitive Information Statement on Schedule 14C filed with the SEC on December 7, 2007 and incorporated by reference herein.

4.2	Amended and Restated Bylaws, filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB, as amended, filed with the SEC on March 26, 2008 and incorporated by reference herein.

4.3	SafeStitch Medical, Inc. 2007 Incentive Compensation Plan, as amended, filed as Annex A to our Definitive information Statement on schedule 14A, filed with the SEC on April 30, 2012 and incorporated by reference herein.

4.4	TransEnterix, Inc. 2006 Stock Plan, as amended, and forms of agreement thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (see Exhibit 5.1).

24.1	Power of Attorney (contained on signature pages hereto).

Item 9.	Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Bylaws or the Registrant’s indemnification agreements, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 5th day of September, 2013.

SAFESTITCH MEDICAL, INC.

By:	/s/ Todd M. Pope
Todd M. Pope
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Todd M. Pope and James J. Martin, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd M. Pope Todd M. Pope	Chief Executive Officer and President (Principal Executive Officer)	September 5, 2013

/s/ Paul A. LaViolette Paul A. LaViolette	Chairman of the Board of Directors	September 5, 2013

/s/ Jane H. Hsiao, Ph.D. Jane H. Hsiao, Ph.D.	Director	September 5, 2013

/s/ Dennis Dougherty Dennis Dougherty	Director	September 5, 2013

/s/ Phillip Frost, M.D. Phillip Frost, M.D.	Director	September 5, 2013

/s/ Aftab Kherani, M.D. Aftab Kherani, M.D.	Director	September 5, 2013

/s/ David B. Milne David B. Milne	Director	September 5, 2013

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Director	September 5, 2013

/s/ William N. Starling Jr. William N. Starling Jr.	Director	September 5, 2013

/s/ James J. Martin James J. Martin	Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2013

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant, as amended, filed as Annex A to the Registrant’s Definitive Information Statement on Schedule 14C filed with the SEC on December 7, 2007 and incorporated by reference herein.

4.2	Amended and Restated Bylaws, filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB, as amended, filed with the SEC on March 26, 2008 and incorporated by reference herein.

4.3	SafeStitch Medical, Inc. 2007 Incentive Compensation Plan, as amended, filed as Annex A to our Definitive information Statement on schedule 14A, filed with the SEC on April 30, 2012 and incorporated by reference herein.

4.4	TransEnterix, Inc. 2006 Stock Plan, as amended, and forms of agreement thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (see Exhibit 5.1).

24.1	Power of Attorney (contained on signature pages hereto).